Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Fourth Quarter and Fiscal Year 2022 Financial Results

▪
On track to open 15 new stores during fiscal 2023
▪
Jon Barker to retire as CEO and Director
▪
Board announces leadership succession plan and search for new CEO
▪
Appoints Erica Fortune as a new Independent Director of the Board

WEST JORDAN, Utah, April 12, 2023--Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and fifty-two weeks ended January 28, 2023.

For the thirteen weeks ended January 28, 2023:

•
Net sales were $379.3 million, a decrease of 8.9%, compared to $416.3 million in the fourth quarter of fiscal year 2021. The net sales decrease was primarily due to lower sales demand from consumer inflationary pressures and recession concerns, partially offset by the opening of 9 new stores over the last year. Compared to the fourth quarter of fiscal year 2019, net sales increased 46.9% from $258.2 million.
•
Same store sales decreased 12.5% during the fourth quarter of 2022, compared to the fourth quarter of 2021. Compared to the same period of 2019, same store sales increased 24.9%.
•
Gross profit was $122.8 million or 32.4% of net sales, compared to $136.6 million or 32.8% of net sales in the comparable prior year period. The 40 basis point decrease as a percentage of net sales can be attributed to lower overall product margins due to promotional activity, partially offset by lower overall transportation and freight costs.
•
Selling, general and administrative (SG&A) expenses were $106.7 million or 28.1% of net sales, compared to $113.4 million or 27.2% of net sales in the fourth quarter of fiscal year 2021. The decrease in absolute dollars is primarily due to lower total payroll and bonus expenses, partially offset by higher rent and depreciation expenses from the addition of 9 new stores opened during 2022.
•
Net income was $11.0 million, compared to net income of $58.4 million in the fourth quarter of 2021. Adjusted net income was $12.7 million compared to adjusted net income of $22.0 million in the fourth quarter of 2021 (see “GAAP and Non-GAAP Measures”).
•
Adjusted EBITDA was $28.9 million, compared to $38.5 million in the comparable prior year period (see "GAAP and Non-GAAP Measures").
•
Diluted earnings per share were $0.29 compared to a diluted earnings per share of $1.31 in the comparable prior year period. Adjusted diluted earnings per share were $0.33 compared to adjusted diluted earnings per share of $0.49 for the comparable prior year period (see "GAAP and Non-GAAP Measures").

For the fifty-two weeks ended January 28, 2023:

•
Net sales were $1,399.5 million, compared with $1,506.1 million or a decrease of 7.1% compared to fiscal year 2021. The Company's net sales decreased primarily due to lower demand across most product categories as it anniversaried the increased demand during the first half of fiscal 2021 driven by the COVID-19 economic stimulus package and social unrest and were impacted by current year consumer inflationary pressures and recessionary concerns. These headwinds were partially offset by the Company's opening of nine new stores since January 29, 2022.
•
Same store sales decreased 12.2% during fiscal year 2022 compared to fiscal year 2021. This decrease was due to lower sales in all categories. Compared to fiscal year 2019, same store sales increased 27.6%.
•
The Company opened nine new stores during 2022 and ended the year with 131 total stores in operation.
•
Gross profit was $460.2 million or 32.9% of net sales, as compared to $490.3 million or 32.6% of net sales for fiscal year 2021. This year-over-year increase of 30-basis points in gross profit margin was due to lower transportation and freight costs.
•
SG&A expenses increased to $402.2 million or 28.7% of net sales, compared with $399.7 million or 26.5% of net sales for fiscal year 2021. This increase was primarily due to higher rent, depreciation and other SG&A expenses due to the addition of nine new stores, partially offset by lower total payroll expenses.
•
Net income was $40.5 million compared to net income of $108.5 million in fiscal year 2021. Adjusted net income was $43.0 million compared to adjusted net income of $76.8 million in fiscal year 2021 (see “GAAP and Non-GAAP Measures”).
•
Adjusted EBITDA was $101.6 million compared to $136.6 million in fiscal year 2021 (see "GAAP and Non-GAAP Measures").
•
Diluted earnings per share were $1.00 for fiscal year 2022, compared to diluted earnings per share of $2.44 last year. Adjusted diluted earnings per share were $1.06 for fiscal year 2022 compared to adjusted diluted earnings per share of $1.72 last year (see "GAAP and Non-GAAP Measures").

Balance sheet and capital allocation highlights as of January 28, 2023:

•
The Company ended the year with net debt of $85.1 million, comprised of $2.4 million of cash on hand and $87.5 million of borrowings outstanding under the Company’s revolving credit facility. Inventory was $399.1 million compared with $386.6 million at the end of the prior year.
•
Total liquidity was $161.5 million as of the end of fiscal 2022, comprised of $159.1 million of availability on the revolving credit facility and $2.4 million of cash on hand.
•
During the fourth quarter, the Company repurchased approximately 0.3 million shares of its common stock in the open market, returning $2.3 million to shareholders. For the full year 2022, repurchases totaled 6.8 million shares of common stock, for a return of capital of $64.7 million. As of the end of the fourth quarter, the Company had $10.3 million of remaining capacity under its authorized repurchase program.

First Quarter 2023 Outlook:

For the first quarter of fiscal year 2023, net sales are expected to be in the range of $265 million to $270 million, anticipating that same store sales will be down 19% to 17% year-over-year. Adjusted diluted earnings per share for the first quarter are expected to be in the range of ($0.40) to ($0.35)

Jeff White, Chief Financial Officer of Sportsman’s Warehouse said, “While we believe outdoor participation remains strong, the macroeconomic environment and inflationary pressures are weighing on the consumer and their discretionary spending. Additionally, the unusually wet and cold weather in the western U.S., where a large portion of our stores are located, is creating a later than normal start to the spring shooting, fishing and camping seasons, negatively impacting our current business.”

Mr. White continued, “As we look forward, we believe we are on track to open 15 new stores during 2023, the highest number of stores we’ve ever opened in a single year. We remain committed to further expanding our merchandising and omni-channel strategies and capabilities, while maintaining financial discipline and rigor throughout the organization. Although we expect the first half of fiscal 2023 to be pressured, we anticipate improvements during the back half of the year.”

2023 New Store Opening Schedule:

Location	Store Size (sq ft)	Timing
Lynchburg, VA	31K	Q1
Naples, FL	30K	Q1
Parkersburg, WV	27K	Q1
Racine, WI	30K	Q1
Brownsburg, IN	24K	Q2
Moreno, CA	20K	Q2
Wausau, WI	60K	Q2
Winchester, VA	31K	Q2
Cape Coral, FL	21K	Q3
N. Colorado Springs, CO	31K	Q3
Sequim, WA	21K	Q3
Tampa Highwoods, FL	33K	Q3
Fredericksburg, VA	70K	Q3
Hot Springs, AR	28K	Q3
South Tucson, AZ	35K	Q4

Leadership Transition and Board Update:

Sportsman’s Warehouse announced today that Jon Barker has decided to retire as Chief Executive Officer and as a member of the Board of Directors, effective Friday, April 14, 2023, in order to spend time on personal interests. Joseph P. Schneider, current Chair of the Board, has been appointed as Interim Chief Executive Officer and Martha Bejar has been appointed as Lead Independent Director, each effective as of April 14, 2023. Mr. Schneider will also continue in his role as Chair of the Board. Mr. Barker will be available to advise the Company for 30 days after his retirement to aid in an effective and smooth transition. The Board has hired EgonZehnder, a leading national executive search firm, to conduct a global search for Mr. Barker’s successor. The Board intends to consider all qualified internal and external candidates.

“On behalf of the Board of Directors, I would like to express my sincere gratitude to Jon for his years of commitment to Sportsman’s Warehouse,” said Joseph P. Schneider, Chair of the Board and incoming Interim CEO. “Jon played an integral role in implementing the Company’s strategic vision including navigating the Company through the pandemic and the unparalleled operational, financial and administrative hurdles that were caused by such unprecedented times. We wish Jon the best of luck."

“The last six years have been an honor for me to work with such a talented team and be part of the incredible transformation and growth of our business,” said Mr. Barker. “Now is the right time for me to turn the page and focus my next chapter on personal interests. I look forward to watching the Company continue to succeed.”

In addition to Mr. Barker’s transition, the Board also announced the appointment of Erica Fortune as a new Independent Director of the Board. Ms. Fortune has been appointed a Class II Director with a term expiring in 2025.

“We are excited to welcome Erica to the Sportsman’s Warehouse Board. Erica is an accomplished executive that brings a wealth of e-commerce and marketing experience to the Board. On behalf of the Board, we all look forward to working with Erica as we undergo a leadership transition and work to execute on our mission of providing outstanding gear and exceptional service to inspire outdoor memories,” concluded Mr. Schneider.

About Joseph P. Schneider:

Joseph P. Schneider, 63, has served as a member of the Board of Directors since April 2014 and as the Chairman of the Board since April 2019. From 2000 until 2012, Mr. Schneider served as President and Chief Executive Officer of LaCrosse Footwear Inc., a publicly traded footwear company until its acquisition by ABC-Mart in August 2012. Additionally, he served on the board of directors of LaCrosse Footwear Inc. from 1999 through 2012. Between 1985 and 2000, Mr. Schneider held various other positions with LaCrosse Footwear Inc. and its subsidiary, Danner, Inc., including serving as President and Chief Executive Officer of Danner, Inc. from 1998 to 2000. Mr. Schneider received a bachelor’s degree in business administration from Northern Arizona University.

About Erica Fortune:

Erica Fortune, 41, has served as the Senior Vice President, eCommerce and Digital Marketing of Advance Auto Parts, Inc. (NYSE: AAP), a multiunit and omnichannel retailer of automotive aftermarket parts, since December 2022. Prior to joining Advance Auto Parts, Ms. Fortune served as Senior Vice President, eCommerce from March 2021 to November 2022 and Vice President, eCommerce from March 2017 to March 2021 at Big Lots, Inc. (NYSE: BIG), a home discount retailer. Ms. Fortune also served in various ecommerce and merchandising roles, including as Director, Merchandising, eCommerce, Women’s Division at Express, Inc., a fashion retailer and Senior Merchant, eCommerce at The Limited, a clothing retailer. Ms. Fortune holds a Bachelor of Science in Fashion Merchandising from Kent State University.

Conference Call Information:

A conference call to discuss fourth quarter and fiscal year 2022 financial results is scheduled for April 12, 2023, at 5:00PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. The Company defines adjusted net income as net income plus expenses incurred relating to costs incurred for the recruitment and hiring of key members of management, expenses incurred and a one-time payment received relating to the terminated merger with the Great Outdoors Group, LLC, an accrued settlement for a closed store and recognized tax benefits, as applicable. The Company defines adjusted diluted earnings per share as adjusted net income divided by diluted weighted average shares outstanding. The Company defines Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, expenses incurred and a one-time payment received relating to the terminated merger with the Great Outdoors Group, LLC, pre-opening expenses, an accrued settlement for a closed store and costs incurred for the recruitment and hiring of key members of management. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release.

The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our ability to have sufficient inventory of products in demand by our customers and our guidance for the first quarter of fiscal year 2023. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model; general economic, market and other conditions and changes in consumer spending; macroeconomic factors, such as political trends, social unrest, inflationary pressures, and recessionary trends; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; the impact of COVID-19 on the Company’s operations; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 29, 2022 which was filed with the SEC on March 30, 2022, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations & Corp. Development

Sportsman’s Warehouse

(801) 566-6681

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	For the Thirteen Weeks Ended

	January 28, 2023	% of net sales	January 29, 2022	% of net sales	YOY Variance
Net sales	$379,269	100.0%	$416,288	100.0%	$(37,019)
Cost of goods sold	256,481	67.6%	279,714	67.2%	(23,233)
Gross profit	122,788	32.4%	136,574	32.8%	(13,786)

Operating expenses:
Selling, general and administrative expenses	106,747	28.1%	113,415	27.2%	(6,668)
Income from operations	16,041	4.3%	23,159	5.6%	(7,118)
Merger termination payment	-	0.0%	(55,000)	(13.2%)	55,000
Interest expense	1,674	0.4%	475	0.1%	1,199
Income before income tax expense	14,367	3.9%	77,684	18.7%	(63,317)
Income tax expense	3,338	0.9%	19,250	4.6%	(15,912)
Net income	$11,029	3.0%	$58,434	14.1%	$(47,405)

Earnings per share
Basic	$0.29		$1.33		$(1.04)
Diluted	$0.29		$1.31		$(1.02)

Weighted average shares outstanding
Basic	37,642		43,880		(6,238)
Diluted	37,944		44,582		(6,638)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	For the Fifty-Two Weeks Ended

	January 28, 2023	% of net sales	January 29, 2022	% of net sales	YOY Variance
Net sales	$1,399,515	100.0%	$1,506,072	100.0%	$(106,557)
Cost of goods sold	939,275	67.1%	1,015,775	67.4%	(76,500)
Gross profit	460,240	32.9%	490,297	32.6%	(30,057)

Operating expenses:
Selling, general and administrative expenses	402,177	28.7%	399,678	26.5%	2,499
Income from operations	58,063	4.2%	90,619	6.1%	(32,556)
Merger termination payment	-	0.0%	(55,000)	(3.7%)	55,000
Interest expense	4,195	0.3%	1,380	0.1%	2,815
Income before income tax expense	53,868	3.9%	144,239	9.7%	(90,371)
Income tax expense	13,350	1.0%	35,769	2.4%	(22,419)
Net income	$40,518	2.9%	$108,470	7.3%	$(67,952)

Earnings per share
Basic	$1.00		$2.47		$(1.47)
Diluted	$1.00		$2.44		$(1.44)

Weighted average shares outstanding
Basic	40,489		43,827		(3,338)
Diluted	40,719		44,543		(3,824)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	January 28,	January 29,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,389	$57,018
Accounts receivable, net	2,053	1,937
Merchandise inventories	399,128	386,560
Prepaid expenses and other	22,326	21,955
Total current assets	425,896	467,470
Operating lease right of use asset	268,593	243,047
Property and equipment, net	162,586	128,304
Goodwill	1,496	1,496
Definite lived intangibles, net	389	264
Total assets	$858,960	$840,581

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$61,948	$58,916
Accrued expenses	99,976	109,012
Income taxes payable	932	9,500
Operating lease liability, current	45,465	40,924
Revolving line of credit	87,503	66,054
Total current liabilities	295,824	284,406
Long-term liabilities:
Deferred income taxes	9,544	5,779
Operating lease liability, noncurrent	260,479	236,227
Total long-term liabilities	270,023	242,006
Total liabilities	565,847	526,412

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 37,541 and 43,880 shares issued and outstanding, respectively	375	439
Additional paid-in capital	79,743	90,851
Retained earnings	212,995	222,879
Total stockholders' equity	293,113	314,169
Total liabilities and stockholders' equity	$858,960	$840,581

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(in thousands)

	Fiscal Year Ended
	January 28,	January 29,
	2023	2022
Cash flows from operating activities:
Net income	$40,518	$108,470
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	31,710	26,200
Amortization of deferred financing fees	184	251
Amortization of definite lived intangible	66	26
Noncash lease expense	28,582	31,536
Deferred income taxes	3,765	5,345
Stock-based compensation	4,673	3,328
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	(116)	(1,356)
Operating lease liabilities	(25,336)	(26,479)
Merchandise inventories	(12,568)	(143,126)
Prepaid expenses and other	(46)	(7,093)
Accounts payable	(1,509)	(20,382)
Accrued expenses	(14,561)	(2,929)
Income taxes payable and receivable	(8,568)	4,583
Net cash provided by (used in) operating activities	46,794	(21,626)
Cash flows from investing activities:
Purchase of property and equipment, net of amounts acquired	(63,511)	(53,452)
Proceeds from sale-leaseback transactions	2,923	—
Proceeds from sale of property and equipment	—	—
Net cash used in investing activities	(60,588)	(53,452)
Cash flows from financing activities:
Net borrowings on line of credit	21,449	66,054
Increase in book overdraft, net	4,471	2,806
Proceeds from issuance of common stock per employee stock purchase plan	894	—
Payment of withholdings on restricted stock units	(2,393)	(2,289)
Payments to acquire treasury stock	(64,748)	—
Payment of deferred financing costs	(508)	—
Net cash (used in) provided by financing activities	(40,835)	66,571
Net change in cash and cash equivalents	(54,629)	(8,507)
Cash and cash equivalents at beginning of period	57,018	65,525
Cash and cash equivalents at end of period	$2,389	$57,018

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Numerator:
Net income	11,029	58,434	40,518	108,470
Acquisition costs (1)	-	3,314	-	9,733
Executive transition costs (2)	115	-	1,329	-
Legal accrual (3)	2,088	-	2,088	-
Retention pay (4)	-	2,549	-	2,549
Merger termination payment (5)	-	(55,000)	-	(55,000)
Less tax benefit	(573)	12,677	(888)	11,021
Adjusted net income	12,659	21,974	43,047	76,773

Denominator:
Diluted weighted average shares outstanding	37,944	44,582	40,719	44,543

Reconciliation of earnings per share:
Dilutive earnings per share	0.29	1.31	1.00	2.44
Impact of adjustments to numerator and denominator	0.04	(0.82)	0.06	(0.72)
Adjusted diluted earnings per share	0.33	0.49	1.06	1.72

(1) The 13 and 52 weeks ended January 29, 2022, included $3.3 and $9.7 million of expenses incurred relating to the terminated merger with Great Outdoors Group.
(2) Expenses incurred relating to the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.
(3) An accrued settlement in relation to the closure of one of our stores in 2019.
(4) Expense relating to retention bonuses paid to certain senior employees in connection with the termination of the merger agreement with Great Outdoors Group.
(5) Represents a one-time $55 million termination payment received in connection with the terminated merger with Great Outdoors Group.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of net income to adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income	11,029	58,434	40,518	108,470
Interest expense	1,674	474	4,195	1,379
Income tax expense (benefit)	3,338	19,250	13,350	35,769
Depreciation and amortization	8,764	7,425	31,776	26,226
Stock-based compensation expense (1)	1,147	1,091	4,673	3,328
Pre-opening expenses (2)	718	1,008	3,654	4,098
Acquisition costs (3)	-	3,314	-	9,733
Executive transition costs (4)	115	-	1,329	-
Legal accrual (5)	2,088	-	2,088	-
Retention pay (6)	-	2,549	-	2,549
Merger termination payment (7)	-	(55,000)	-	(55,000)
Adjusted EBITDA	28,873	38,545	101,583	136,552

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and Employee Stock Purchase Plan.

(2) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

(3) The 13 and 52 weeks ended January 29, 2022, included $3.3 and $9.7 million of expenses incurred relating to the terminated merger with Great Outdoors Group.
(4) Expenses incurred relating to the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.
(5) An accrued settlement in relation to the closure of one of our stores in 2019.
(6) Expense relating to retention bonuses paid to certain senior employees in connection with the termination of the merger agreement with Great Outdoors Group.
(7) Represents a one-time $55 million termination payment received in connection with the terminated merger with Great Outdoors Group.